                                                                EXHIBIT 10.3








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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                          DATED AS OF JANUARY 28, 2001

             BETWEEN DONALD G. CAMPBELL AND THE TJX COMPANIES, INC.




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

                                      INDEX
                                      -----


EFFECTIVE DATE; TERM OF AGREEMENT............................................................1

SCOPE OF EMPLOYMENT..........................................................................1

COMPENSATION AND BENEFITS....................................................................2

TERMINATION OF EMPLOYMENT; IN GENERAL........................................................4

BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT........................................5

VOLUNTARY TERMINATION; TERMINATION FOR CAUSE; VIOLATION OF CERTAIN AGREEMENTS................9

BENEFITS UPON CHANGE OF CONTROL..............................................................9

AGREEMENT NOT TO SOLICIT OR COMPETE..........................................................9

ASSIGNMENT..................................................................................11

NOTICES.....................................................................................11

WITHHOLDING.................................................................................11

GOVERNING LAW...............................................................................11

ARBITRATION.................................................................................11

ENTIRE AGREEMENT............................................................................12

EXHIBIT A..................................................................................A-1

EXHIBIT B..................................................................................B-1

EXHIBIT C..................................................................................C-1


                              EMPLOYMENT AGREEMENT
                              --------------------

     This Amended and Restated Agreement dated as of January 28, 2001 amends and restates the Agreement dated as of January 31, 1998 (the "Prior Agreement"), between DONALD G. CAMPBELL ("Executive") and The TJX Companies, Inc., a Delaware corporation, whose principal office is in Framingham, Massachusetts, 01701 (the "Company").

                                    RECITALS
                                    --------

     Executive has for a number of years been employed by the Company, and has served in a number of capacities with the Company. The Company and Executive deem it desirable and appropriate to enter into this Agreement.

                                    AGREEMENT
                                    ---------

     The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

     1. EFFECTIVE DATE; TERM OF AGREEMENT. This amended and restated agreement ("Agreement") shall become effective as of January 28, 2001 (the "Effective Date"). The employment shall continue on the terms provided herein until January 31, 2004 and thereafter until terminated by either Executive or the Company, subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

     2.  SCOPE OF EMPLOYMENT.

     (a) NATURE OF SERVICES. Executive shall diligently perform the duties and assume the responsibilities of Executive Vice President-Finance and Chief Financial Officer of the Company and such additional Executive duties and responsibilities as shall from time to time be assigned to him by the President or the Board.

     (b) EXTENT OF SERVICES. Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (a) make any passive investments where he is not obligated or required to, and shall not in fact, devote-any managerial efforts or (b) serve as a director on the boards of other companies or participate in charitable or community activities or in trade or professional organizations, except only that the President or the Board shall have the right to limit such services as a director or such participation whenever the President or the Board shall believe that the time spent on such activities infringes upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

     3.  COMPENSATION AND BENEFITS.

     (a) BASE SALARY. Effective May 28, 2001, Executive shall be paid a base salary at a rate not less than $695,000 per year (or any increased Base Salary), subject to annual review. Prior to May 28, 2001, Executive shall be paid a base salary at the rate in effect on January 27, 2001. Base Salary shall be payable in such manner and at such times as the Company shall pay base salary to other Executive employees.

     (b) MIP. During the Employment Period, Executive will be eligible to participate in annual awards under the Company's Management Incentive Plan
(MIP). To the extent provided in Section 162(m) of the Code, the terms of any such award shall be established by the Committee. Subject to the foregoing, Executive's target award for each such award will be not less than 50% of Executive's Base Salary for the year with a maximum award opportunity of not less than 100% of such Base Salary, with the payment potential ranging from 0% to not less than 100% of such Base Salary. Payments, if any, under MIP awards under this subsection will be based on Company performance measures. To the extent the material terms of MIP are required to be approved by the shareholders of the Company, Executive's eligibility to receive annual awards under MIP for any year to which such shareholder vote pertains shall be subject to such shareholder approval.

     (c) LRPIP. During the Employment Period, Executive will be eligible to participate in annual awards under the Company's Long Range Performance Incentive Plan (LRPIP). To the extent provided in Section 162(m) of the Code, the terms of any such award shall be established by the Committee based on Company performance measures. Subject to the foregoing, Executive's target award for the FYE 2002-2004 cycle under LRPIP will be $350,000 with a maximum award opportunity equal to $525,000, with the payment potential ranging from zero dollars to $525,000, and for subsequent LRPIP cycles Executive's target award will be not less than 50% of his Base Salary as in effect at the beginning of the cycle and his maximum award opportunity for such cycle will be not less than 75% of such Base Salary, with the payment potential ranging from 0% to not less than 75% of such Base Salary. To the extent the material terms of LRPIP are required to be approved by the shareholders of the Company, Executive's eligibility to receive awards under LRPIP for any cycle to which such shareholder vote pertains shall be subject to such shareholder approval.

     (d) STOCK OPTIONS. The Committee has determined to grant annually to Executive during the Employment Period, under the 1986 Plan, nonstatutory stock options covering not fewer than 150,000 shares of Stock (the "Options"). If on or prior to January 31, 2004 Executive dies or becomes Disabled or a Change of Control occurs while Executive is employed by the Company, then all Executive's Options then outstanding shall be immediately vested (exercisable). If Executive dies or becomes Disabled while employed by the Company, his Options (including for this purpose options awarded prior to the Effective Date) will remain exercisable (i) in the case of Options awarded prior to September 5, 2000, for a period of three years but in no event beyond their original term, or (ii) in the case of Options awarded on or after September 5, 2000, for a period of five years but in no event beyond their original term. Upon the expiration of such three or five year term, the options shall terminate. In the event Executive's employment otherwise terminates, the Options shall remain exercisable (to the extent they were exercisable immediately prior to such termination, taking into account any applicable accelerated vesting as described above) for a period equal to the lesser of three months (six months in the case of Options granted after March 31, 1998) or the remainder of their original term; provided, that if termination of employment occurs after the original term of this Agreement under circumstances constituting retirement (whether normal retirement or special service retirement) under the 1986 Plan, the Options will remain exercisable following such retirement in accordance with the generally applicable provisions of the 1986 Plan pertaining to retirement. However, if Executive is terminated for Cause all Options shall immediately terminate.

     (e) RESTRICTED STOCK.

          (i) TIME BASED RESTRICTED STOCK. Consistent with the terms of the 1986 Plan, the Committee has awarded Executive 30,000 shares of restricted stock subject to vesting based on Executive's continued employment. Subject to
     (iii) below, the shares of Restricted Stock described in this paragraph will vest as to one-third of such shares on the day immediately preceding the first, second and third anniversaries of the Effective Date.

          (ii) PERFORMANCE-BASED RESTRICTED STOCK. Consistent with the terms of the 1986 Plan, the Committee has awarded Executive a Performance Award consisting of 70,000 shares of restricted stock subject to vesting based on Executive's continued employment and satisfaction of specified performance goals. Subject to (iii) below, such shares shall vest as follows: (A) 23,333 shares shall vest on April 15, 2002 provided that the Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2002 has been achieved at a level providing for a MIP payout of at least 66[beta]% of target; (B) 23,333 shares shall vest on April 15, 2003 provided that the Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2003 has been achieved at a level providing for a MIP payout of at least 66[beta]% of target; and (C) 23,333 shares shall vest on April 15, 2004 provided that the Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2004 has been achieved at a level providing for a MIP payout of at least 66[beta]% of target. If for any of FYEs 2002, 2003 or 2004 the Committee certifies that MIP performance (Company performance measures) has been achieved at a level authorizing some MIP payout but less than a 66[beta]% of target payout, the number of shares of restricted stock vesting under this paragraph for such fiscal year shall be prorated (with zero shares vesting if no MIP payout is authorized). If for any reason the Committee's certification as to MIP performance for any fiscal year is delayed until after the vesting dates specified above, the actual date of the Committee's certification shall be substituted for the vesting date specified above.

          (iii) OTHER. Notwithstanding the service and performance conditions specified in (i) and (ii) above, the restricted stock referred in those paragraphs shall vest upon the occurrence of a Change of Control or in the event of Executive's death, Disability or Incapacity, or in the event of a termination of Executive's employment by the Company other than for Cause. If Executive's employment with the Company terminates for any other reason, any shares of restricted stock not then vested shall be immediately forfeited; provided, that if this Agreement is not renewed or extended and the Employment Period ends on January 31, 2004, the portion of Executive's performance-based restricted stock award described at (ii)(C) above shall remain outstanding until the Committee certifies as to MIP performance for FYE 2004, at which time such portion of the award shall vest to the extent provided at (ii) above and the remainder, if any, shall be forfeited. Executive shall be entitled to tender vested shares in satisfaction of minimum required tax withholding with respect to vesting under the awards described in this subsection (e).

     (f) SERP. Except as provided in Exhibit C ("Change of Control Benefits"), Executive will be entitled to the greater of Category B or C benefits determined and made payable in accordance with the generally applicable provisions of the Company's Supplemental Executive Retirement Plan ("SERP"); provided, that Executive shall at all times have a fully vested right to his accrued benefit, including any future accruals, under SERP based on his actual years of service.

     (g) QUALIFIED PLANS. Executive shall be entitled during the Employment Period to participate in the Company's tax qualified retirement and profit-sharing plans in accordance with the terms of those plans.

     (h) POLICIES AND FRINGE BENEFITS. Executive shall be subject to Company policies applicable to its Executives generally and Executive shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other Executives generally (subject to the terms of any applicable fringe benefit plan). For the avoidance of doubt, Executive shall not be entitled to share in any matching credit amounts under the Company's Executive Savings Plan.

     4.  TERMINATION OF EMPLOYMENT; IN GENERAL.

     (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without, Cause.

     (b) The Employment Period shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive, the Employment Period will be terminated for Incapacity.

     (c) Whenever the Employment Period shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations.

     5.  BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT.

     (a) TERMINATION FOR DEATH, DISABILITY OR INCAPACITY OR TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. If the Employment Period shall have terminated on or prior to January 31, 2004 by reason of death, Disability or Incapacity of Executive or a termination by the Company for any reason other than Cause, all compensation and benefits for Executive shall be as follows:

          (i) (A) In the case of termination by reason of death, Disability or Incapacity, for a period of 12 months after such termination, the Company will pay to Executive or his legal representative continued Base Salary at the rate in effect at termination of employment, without reduction for compensation earned from other employment or self-employment. If termination occurs by reason of Incapacity or Disability, Executive shall also be entitled to such compensation, if any, as is payable pursuant to the Company's group and any individual long-term disability plan or any successor Company disability plan. Any payments made to Executive under any long-term disability plan of the Company with respect to the salary continuation period in this clause (i)(A) shall be offset against such salary continuation payments and to the extent not so offset, Executive shall promptly make reimbursement payments to the Company of such disability payments.

                    (B) In the case of termination by the Company for any reason other than Cause, for the longer of 12 months after such termination or until January 31, 2004, the Company will pay to Executive continued Base Salary at the rate in effect at the termination of employment. Base Salary shall be paid for the first twelve months of the period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation received from other employment or self-employment.

          (ii) Until the expiration of the applicable Base Salary continuation period under clause (i) and subject to such minimum coverage-continuation requirements as may be required by law, the Company will provide (except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment) such medical and hospital insurance, long term disability insurance and group life insurance (excluding life insurance for which a waiver for Executive is in effect) for Executive and his family, comparable to the insurance provided for executives generally, as the

     Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

          (iii) The Company will pay to Executive, without offset for compensation earned from other employment or self-employment, the following amounts under the Company's MIP applicable to Executive:

     X First, if not already paid, any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment. These amounts will be paid at the same time as other awards for such prior year are paid.

     X Second, an amount in the nature of severance equal to Executive's MIP Target Award for the year of termination, multiplied by a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such year prior to termination, and the denominator of which is seven hundred and thirty (730). This amount will be paid at the same time as other MIP awards for the year of termination are paid.

     X Third, in addition, but only in case of termination by reason of death, Disability or Incapacity, an amount equal to Executive's MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under the preceding paragraph.

          In addition, the Company will also pay to Executive or his legal representative such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan and the Company's Executive Savings Plan in accordance with the provisions of those Plans.

          (iv) Executive shall be entitled to the benefits described in Sections 3(d) (Stock Options), 3(f) (SERP), and 3(g) (Qualified Plans), in each case to the extent, if any, provided in the provisions of the relevant plan or award agreement (including the pertinent provisions of this Agreement). In addition, with respect to each three-year performance cycle not completed prior to termination, the Company will pay to Executive an amount in the nature of severance equal to 1/36 of his LRPIP Target Award for each month in such cycle prior to termination. Such amounts will be paid at the same time as other LRPIP awards payable for the cycle first ending after termination are paid. Executive will also be entitled to payment (at the same time as other LRPIP awards for the applicable cycle are paid) of any unpaid amounts owing with respect to cycles completed prior to termination. Executive will also be entitled to such rights, if any, under any stock option and other grants not specifically referred to in
     Section 3 of this Agreement as shall be provided by the terms of such options and other grants.

     (b) TERMINATION FOR DEATH, DISABILITY OR INCAPACITY OR TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE AFTER JANUARY 31, 2004. If the Employment Period shall have terminated after January 31, 2004 by reason of death, Disability or Incapacity of Executive or termination by the Company for any reason other than Cause, all compensation and benefits for Executive shall be as follows:

          (i) In the case of termination by reason of death, Disability or Incapacity or termination of Executive by the Company for any reason other than Cause, other than a termination described in paragraph (B) below, the Company will pay to Executive (or his legal representative in the case of death, Disability or Incapacity) his then Base Salary for a period of twelve months from the Date of Termination, which Base Salary shall be reduced after six months for compensation earned from other employment or self-employment. If termination occurs by reason of Incapacity or Disability, Executive shall also be entitled to such compensation, if any, as is payable pursuant to the Company's group and any individual long-term disability plan or any successor Company disability plan. Any payments made to Executive under any long-term disability plan of the Company with respect to the salary continuation period in this clause (i) above shall be offset against such salary continuation payments and to the extent not so offset, Executive shall promptly make reimbursement payments to the Company of such disability payments.

          (ii) The Company will pay to Executive, without offset for compensation earned from other employment or self-employment. the following amounts under the Company's MIP applicable to Executive:

     X First, if not already paid, any amount to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment. These amounts will be paid at the same time as other awards for such prior year are paid.

     X Second, an amount in the nature of severance equal to Executive's MIP Target Award for the year of termination, prorated for Executive's period of service during such year prior to termination. This amount will be paid at the same time as other MIP awards for the year of termination are paid.

     X Third, in addition, but only in the case of termination by reason of death, Disability or Incapacity, an amount equal to Executive's MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under the preceding paragraph.

          In addition, the company will also pay to Executive or his legal representative such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan and the Company's Executive Savings Plan in accordance with the provisions of those Plans.

          (iii) Until the expiration of the applicable Base Salary continuation period under clause (i) above and subject to such minimum coverage-continuation requirements as may be required by law, the Company will provide (except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment) such medical and hospital insurance, long-term disability insurance and group life insurance (excluding life insurance for which a waiver for Executive is in effect) for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

          (iv) Executive shall be entitled to the benefits described in Sections 3(d) (Stock Options), 3(f) (SERP), and 3(g) (Qualified Plans), in each case to the extent, if any, provided in the provisions of the relevant plan or award agreement (including the pertinent provisions of this Agreement). In addition, with respect to each three-year Performance Cycle not completed prior to termination, the Company will pay to Executive an amount in the nature of severance equal to 1/36 of his LRPIP Target Award for each month in such cycle prior to termination. Such amounts will be paid at the same time as other LRPIP awards payable for the cycle first ending after termination are paid. Executive will also be entitled to payment (at the same time as other LRPIP awards for the applicable cycle are paid) of any unpaid amounts owing with respect to cycles completed prior to termination. Executive will also be entitled to such rights, if any, under any stock option and other grants not specifically referred to in Section 3 of this Agreement as shall be provided by the terms of such options and other grants.

     (c) EMPLOYMENT PERIOD NOT EXTENDED. If the Company determines not to extend the Employment Period beyond its original term (January 31, 2004) or any extension thereof, or offers to extend the Employment Period on terms less favorable to Executive than those set forth herein, and Executive declines, it shall be deemed a termination of the Employment Period by the Company pursuant to (b) above. If Executive should choose not to continue his employment beyond January 31, 2004 or any extension of the Employment Period, other than in response to an offer by the Company to extend the Employment Period on terms less favorable to Executive than those set forth herein, it shall be deemed a voluntary termination by Executive and the provisions of Section 6 shall apply.



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


     6. VOLUNTARY TERMINATION; TERMINATION FOR CAUSE; VIOLATION OF CERTAIN AGREEMENTS.

     If Executive should end his employment voluntarily or if the Company should end Executive's employment for Cause, or, notwithstanding (a) or (b) of Section 5 above, if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (x) such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan and the Company's Executive Savings Plan in accordance with the provisions of those Plans, (y) any benefits to which Executive may be entitled under Sections 3(d) (Stock Options), 3(f) (SERP) and 3(g) (Qualified Plans), and (z) in the case of a voluntary termination of employment, amounts, if any, earned but not yet paid under MIP for any prior fiscal year plus amounts, if any, earned but not yet paid under LRPIP for any completed LRPIP cycle. Executive will also be entitled to such rights, if any, under stock options and other grants not specifically referred to in Section 3 of this Agreement as shall be provided by the terms of such other options and other grants. The Company does not waive any rights it may have for damages or for injunctive relief.

     7.  BENEFITS UPON CHANGE OF CONTROL.

     Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit C.

     8.  AGREEMENT NOT TO SOLICIT OR COMPETE.

     (a) Upon the termination of employment at any time, then for a period of two years after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization. A "protected person" shall be a person known by Executive to be employed by the Company or its Subsidiaries or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.

     As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection
(a) or any other term of this Agreement.

     (b) During the course of his employment, Executive will have learned many trade secrets of the company and will have access to confidential information and business plans for the Company. Therefore, if Executive should end his employment voluntarily at any time, including by reason of retirement or disability, or if the Company should end Executive's employment at any time for Cause, then for a period of two years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% equity interest in an entity), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if and only (i) if it shall then be so regarded by retailers generally or (ii) if it shall operate a promotional off-price family apparel store within 10 miles of any "then existing T.J. Maxx or Marshalls store" or (iii) if it shall operate an on-line, "e-commerce" or other internet-based off-price family apparel business; provided, that a business shall be deemed a competitor of the Company under clause (iii) only if the Company is then also operating an on-line, "e-commerce" or other internet-based off-price family apparel business. The term "then existing" in the previous sentence shall refer to any such store that is, at the time of termination of the Employment Period, operated by the Company or any wholly-owned subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

     (c) If the Employment Period terminates, Executive agrees to (i) notify the Company immediately upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination as provided in Section 5 and (ii) furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

     9. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to him after his death shall be made by devise or descent.

     10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts, 01701, Attention: General Counsel, or such other address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at P.O. Box 451, Brimfield, Massachusetts, 01010 or at such other address as Executive may hereafter designate by notice to the Company.

     11. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     12. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

     13. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules, and judgment upon the award rendered by the arbitrator shall be entered in any Court having jurisdiction thereof upon the application of either party

     14. ENTIRE AGREEMENT. This Agreement, including Exhibits, represents the entire agreement between the parties relating to the terms of Executive's employment by the Company and supersedes all prior written or oral agreements between them.


                                        /s/ Donald G. Campbell
                                        ----------------------------------------
                                        Donald G. Campbell

                                        THE TJX COMPANIES, INC.

                                   By:  /s/ Edmond J. English
                                        ----------------------------------------
                                        Edmond J. English
                                        President and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                               CERTAIN DEFINITIONS
                               -------------------

In this Agreement, the following terms shall have the following meanings:

     (a) "Base Salary" means, for any period, the amount described in Section 3(a).

     (b) "Board" means the Board of Directors of the Company.

     (c) "Committee" means the Executive Compensation Committee of the Board.

     (d) "Cause" means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

     In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; PROVIDED, HOWEVER, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) 90 days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base salary for such period). If Base Salary is withheld and then paid pursuant to clauses (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company's principal commercial bank.

     (e) "Change of Control" has the meaning given it in Exhibit B.

     (f) "Change of Control Termination" means the termination of Executive's employment during a Standstill Period by (1) the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

     For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of his employment (1) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the situation described in those clauses be remedied, and the situation remains unremedied upon expiration of such 30-day period; (2) within 120 days after the occurrence without Executive's express written consent of the event described in clauses (VII) or (VIII) below, provided that Executive gives notice to the Company at least 30 days in advance; or (3) upon the occurrence of the events described in clause (IX) below, provided that Executive gives notice to the Company at least 30 days in advance:

     (I) the assignment to him of any duties inconsistent with his positions duties, responsibilities, reporting requirements, and status with the company immediately prior to the Change of Control, or a substantive change in Executive's titles or offices as in effect immediately prior to a Change of Control, or any removal of Executive from or any failure to re-elect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

    (II) if Executive's Base Salary for any fiscal year is less than 100 percent of the Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control; or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control, unless any such reduction represents an overall reduction in the Base Salary paid or cash compensation opportunities made available, as the case may be, to Executives in the same organizational level (it being the Company's burden to establish this fact); or

   (III) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control, unless the elimination or reduction of any such benefit, perquisite or plan affects all other Executives in the same organizational level (it being the Company's burden to establish this fact); or

     (IV) any purported termination of Executive's employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (d) above; or

      (V) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of the Change of Control; or

     (VI) any other breach by the Company of any provision of this Agreement; or

    (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B); or

   (VIII) if Executive is employed by a subsidiary of the Company, such Subsidiary either ceases to be a Subsidiary of the Company or sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Subsidiary determined in accordance with generally accepted accounting principles consistently applied) or earning power of such subsidiary (on an individual basis) or such Subsidiary and its subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B); or

     (IX) the voluntary termination by Executive of his employment (i) at any time within one year after the Change of Control or (ii) at any time during the second year after the Change of Control unless the Company offers Executive an employment contract having a minimum two-year duration which provides Executive with substantially the same title, responsibilities, annual and long-range compensation, benefits and perquisites that he had. immediately prior to the Standstill Period. Notwithstanding the foregoing, the Board may expressly waive the application of this clause (IX) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which the Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause (IX) shall be within the complete discretion of the Board, but shall be made prior to the occurrence of a Change of Control.

     (g) "Code" means the Internal Revenue Code of 1986, as amended.

     (h) "Date of Termination" means the date on which Executive's employment is terminated.

     (i) "Disability" has the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

     (j) "Incapacity" means a disability (other than Disability within the meaning of (i) above) or other impairment of health that renders Executive unable to perform his duties to the satisfaction of the Committee.

     (k) "Standstill Period" means the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

     (l) "Stock" means the common stock, $1.00 par value, of the Company.

     (m) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

                                    EXHIBIT B
                                    ---------

                        DEFINITION OF "CHANGE OF CONTROL"
                        ---------------------------------

     "Change of Control" shall mean the occurrence of any one of the following events:

     (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; PROVIDED, HOWEVER, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

     (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; PROVIDED, HOWEVER, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of group constituting the Person acquiring such ownership; or

     (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

     (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such an agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and
(ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; PROVIDED, HOWEVER, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving

Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and PROVIDED, FURTHER, that for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

     In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:

     "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

     A Person shall be deemed to be the "owner" of any Common Stock:

     (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

     (ii) of which such Person would be the "beneficial owner" for purposes of
Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

     (iii) which such Person or any of its affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13 (d) of the Exchange Act, as in effect on March 1, 1989.

     An "Executive Related Party" shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).

                                    EXHIBIT C
                                    ---------

                           CHANGE OF CONTROL BENEFITS
                           --------------------------


     1.  BENEFITS UPON A CHANGE OF CONTROL TERMINATION.

     (a) The Company shall pay the following to Executive in a lump sum within 30 days following a Change of Control Termination:

     (i) an amount equal to two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control (or, if Executive's title was diminished within 180 days before the commencement of the Standstill Period, the rate in effect immediately prior to such change) , whichever is highest, plus the accrued and unpaid portion of his Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the two years following termination of employment shall be offset against such two times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received after the Base Salary payment.

     (ii) in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or C participant, whichever is greater, applying the following rules and assumptions:

          (A) a credit equal to the number of Years of Service (as that term is defined in SERP) that Executive has been employed by the Company or a predecessor at the Date of Termination shall be added to his Years of Service in determining Executive's total Years of Service; PROVIDED, HOWEVER, that the total Years of Service determined hereunder shall not exceed the lesser of (x) 20 or (y) the Years of Service that Executive would have had if he had retired at the age of 65;

          (B) Executive's Average Compensation (as that term is defined in SERP) shall be determined as of the Date of Termination;

          (C) Executive's Primary Social Security Benefit (as that term is defined in SERP) shall mean the annual primary insurance amount to which Executive is entitled or would, upon application therefor, become entitled at age 65 under the provisions of the Federal Social Security Act as in effect on the Date of Termination assuming that

     Executive received annual income at the rate of his Base Salary from the Date of Termination until his 65th birth date which would be treated as wages for purposes of the Social Security Act;

          (D) the monthly benefit under SERP determined using the foregoing criteria shall be multiplied by 12 to determine an annual benefit; and

          (E) the present value of such annual benefit shall be determined by multiplying the result in (D) by the appropriate actuarial factor using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation and which are effective for plan terminations occurring on the Date of Termination, using Executive's age to the nearest year determined as of that date. If, as of the Date of Termination, the Executive has previously satisfied the eligibility requirements for Early Retirement under The TJX companies, Inc. Retirement Plan, then the appropriate factor shall be that based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 And Payable For Life Thereafter -- Healthy Lives," except that if the Executives age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, the Executive has not satisfied the eligibility requirements for Early Retirement under The TJX companies, Inc. Retirement Plan, then the appropriate factor shall be based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 65 And Payable For Life Thereafter - Healthy Lives."

         (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control (or, if Executive's title was diminished within 180 days before the commencement of the Standstill Period, all such plans and programs in which Executive was entitled to participate immediately prior to such change, to the extent that such benefits thereunder are greater), provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

     (c) For a period of two years after the Date of Termination, the company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control, or, if Executive's title was diminished within 180 days before the commencement of a Standstill Period, the Company shall make available to the Executive the use of an automobile of a type that was made available to him immediately prior to such change (or, in lieu of making such automobile available, the company may at its option pay to Executive the present value of its cost of providing such automobile).

     2. INCENTIVE BENEFITS UPON A CHANGE OF CONTROL. Within 30 days following a Change of Control, whether or not Executive's employment has terminated or been terminated, the Company shall pay to the Executive the following in a lump sum:

     (a) an amount equal to the "Target Award" under MIP or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs (or, if Executive's title was diminished within 180 days before the commencement of the standstill Period, the "Target Bonus" applicable to Executive for the fiscal year in which such change occurred as if he continued to hold such prior title, if such Target Bonus is higher). In addition, the Company will pay to Executive an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control; and

     (b) for performance cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under LRPIP specified for Executive for such cycle, unless Executive shall already have received payment of such amounts. Executive shall also be entitled to payment of unpaid amounts owing with respect to cycles completed prior to the Change of Control; and

     (c) amounts, if any, earned but not yet paid under MIP for any prior fiscal year plus amounts, if any, earned but not yet paid under LRPIP for any completed LRPIP cycle.

     3. CERTAIN TAX MATTERS. Payments under Section 1 and Section 2 of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 28OG of the Code ("Section 280G") and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code (the "Excise Tax"). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this Section 3) constitutes an "excess parachute payment" within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the "Excess Parachute Payments"), the Company shall promptly pay to Executive an additional amount (the "gross-up payment") that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments. The determination as to whether Executive's payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the "accounting firm"). Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.

     4. OTHER BENEFITS. In addition to the amounts described in Sections 1 and 2, Executive shall be entitled to his benefits, if any, under Sections 3(d) (Stock Options) and 3(f) (Qualified Plans). Executive will also be entitled to such rights under any stock options and other grants not specifically referred to in Section 3 of this Agreement as shall be provided by the terms of such other options and other grants.

     5.  NONCOMPETITION; NO MITIGATION OF DAMAGES; ETC.

     (a) NONCOMPETITION. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

     (b) NO DUTY TO MITIGATE DAMAGES. Executive's benefits under this Exhibit C shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall be neither (x) governed by any duty to mitigate his damages by seeking further employment nor (y) (except as expressly provided in this Exhibit C) offset by any compensation which he may receive from future employment.

     (c) OTHER SEVERANCE PAYMENTS. Benefits hereunder shall be in lieu of any benefits to which Executive would otherwise be entitled under any severance pay plan of the Company or its Subsidiaries, and shall be reduced by any severance payments from the Company or its Subsidiaries to which Executive is entitled under applicable federal or state law (for example, under a so-called "tin parachute" or plant closing law).

     (d) LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the base rate of interest as from time to time in effect at The First National Bank of Boston, until paid in full.

     (e) NOTICE OF TERMINATION. During a Standstill Period, Executive's employment may be terminated by the Company only upon 30 days' written notice to Executive.